G              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" for Scudder-Dreman Financial Services Fund (one of the series comprising Scudder Equity Trust) in the Sector Specific Funds II Advisor Classes A, B and C Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder-Dreman Financial Services Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 11 to the Registration Statement (Form N-1A, No. 333-43815) of our report dated January 17, 2003 on the financial statements and financial highlights of Scudder-Dreman Financial Services Fund included in the Fund Annual Report dated November 30, 2002.

                                                           /s/ERNST & YOUNG LLP

                                                           ERNST & YOUNG LLP


Boston, Massachusetts
February 24, 2003